CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Redline Performance Automotive LTD.

We consent to the inclusion in this S-1 Registration Statement of Redline Performance Automotive LTD. of our report dated March 9, 2009, relating to the financial statements of Redline Performance Automotive LTD. as of September 30, 2008 and for the period from inception (November 15, 2007) to September 30, 2008, and to the use of our name as it appears under the caption "Experts".

/s/ Madsen & Associates CPA’s, Inc.
Madsen & Associates CPA’s, Inc.
May 4, 2009